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                                                                    EXHIBIT 99.1



Contact:

Amedisys, Inc.                                   Noonan Russo Presence
Chief Financial Officer                          Investors/Media
Greg Browne                                      John Capodanno
225-292-2031                                     212-845-4258
gbrowne@amedisys.com                             john.capodanno@nrp-euro.com


                                                 RJ Falkner & Company, Inc.,
                                                 Investor Relations Counsel
                                                 800-377-9893
                                                 info@rjfalkner.com


                  AMEDISYS REPORTS CHARGES RELATING TO NATIONAL
                 CENTURY FINANCIAL ENTERPRISES, RESTRUCTURING OF
                      OPERATIONS AND INCREASES IN RESERVES


BATON ROUGE, Louisiana (January 30, 2003) - Amedisys, Inc. (NasdaqNMS: "AMED" or the "Company"), one of America's leading home health nursing companies, today announced several charges and reserve changes that the Company will book for its fiscal fourth quarter ended December 31, 2002.

The Company has maintained an accounts receivable financing agreement with a subsidiary of National Century Financial Enterprises, Inc. ("NCFE") since 1998. NCFE, and its subsidiaries, filed for bankruptcy on November 18, 2002, at which time the Company had approximately $7.1 million residing in bank accounts controlled by NCFE, and such funds have yet to be returned to the Company. Numerous recent news reports indicate that NCFE will cease business within the next few months.

After consultation with legal advisors, the Company believes that it has incurred a loss with respect to this receivable. While it intends to aggressively pursue both damages and full recovery, the amount and timing of any recovery is uncertain; therefore the Company has determined that a reserve for the full amount of the receivable ($7.1 million) is appropriate. The Company has incurred $250,000 in related legal expenses in the recently completed fourth quarter and additional legal expenses are likely to be incurred in fiscal 2003.

In response to the significant reduction in Medicare reimbursement that took effect on October 1, 2002, and in anticipation of a further reduction scheduled for April 1, 2003, management has initiated major changes in its operations, including personnel reductions


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and termination of some of its operating leases. The Company will record a restructuring charge of $1.7 million at December 31, 2002, for the severance and lease buyout costs associated with this restructuring.

Further, Amedisys elected to terminate nineteen payor contracts with various insurance and managed care companies during the recently completed fourth quarter due to both low profitability and slow payment. Although the Company will vigorously pursue collection, management believes that the reserve for bad debts should be increased by approximately $600,000 to provide for the reduced possibility of collection of residual amounts on these contracts.

Amedisys advised in its 10Q for the quarter ended September 30, 2002, that its Medicare fiscal intermediary had re-opened various previously settled cost reports for the fiscal year ended December 31, 1997. Management initiated a further review of both the possible liabilities for these re-opened cost reports, and existing reserves covering all periods through the commencement of the new payment system on October 1, 2000, and, although the Company will appeal these matters where appropriate, has determined that an additional reserve of $1.0 million should be recorded at December 31, 2002. Final determination of cost report matters is expected to take several years.

The total amount of the above charges and increased reserves, on a pre-tax basis, will be approximately $10.7 million, or $6.6 million on an after tax basis.

Management confirmed previously communicated earnings guidance for the fourth quarter of $0.08 to $0.12 per diluted share (prior to the above charges), although as a result of the above charges, the Company will report a loss for the fourth quarter.

William F. Borne, Chief Executive Officer, commented, "Amedisys will enter 2003 with a solid operating structure and positive outlook, despite the above charges, and we reaffirm our preliminary earnings guidance for fiscal 2003 of $0.48 to $ 0.58 per share. Amedisys will look to expand into attractive, contiguous markets, while continuing our strong internal growth in existing markets."

THE COMPANY WILL PROVIDE FURTHER INFORMATION TOMORROW ON THESE RESULTS DURING A TELECONFERENCE CALL THAT IS SCHEDULED FOR 10:00 A.M. EST ON JANUARY 31, 2003. TO ACCESS THIS CALL, PLEASE DIAL 973-317-5319 A FEW MINUTES BEFORE 10:00 A.M. EST. A REPLAY OF THE CONFERENCE CALL WILL BE AVAILABLE UNTIL FEBRUARY 7, 2003, BY DIALING 973-709-2089. THE ACCESS CODE IS #284723 FOR THE REPLAY.

Amedisys, Inc., a leading provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. Its common stock trades on the Nasdaq National Market System under the symbol "AMED".

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include,


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but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

         Additional information on this Company can be found on the World Wide
Web

                             http://www.amedisys.com